EXHIBIT 99.1
AVIATION SALES COMPANY

                                                               [GRAPHIC OMITTED]

Release: December 4, 2000

Contact: Dale S. Baker, Chairman/Chief Executive Officer - (954) 538-2000 Michael C. Brant, Chief Financial Officer - (954) 538-2000 Morgen-Walke Associates, Gordon McCoun - (212) 850-5600

         AVIATION SALES COMPANY ANNOUNCES COMPLETION OF SALE OF ITS PARTS REDISTRIBUTION OPERATION TO KELLSTROM INDUSTRIES, INC.

         Miramar, Florida, December 4, 2000 - Aviation Sales Company (NYSE:AVS) today announced that it has completed its previously announced transaction with Kellstrom Industries, Inc. (NASDAQ:KELL) under which Kellstrom has acquired the redistribution operations of Aviation Sales. In the transaction, Aviation Sales received net aggregate consideration of $151.4 million, $122.0 million of which was paid in cash, and the remainder in subordinated notes in the KAV joint venture referred to below. The cash proceeds were used by Aviation Sales to reduce outstanding debt.

         Dale S. Baker, Chairman of Aviation Sales Company, stated: "This transaction is a significant step in our efforts to reduce our debt and position our company to operate with a normalized capital structure. Coupled with the sales of other assets which we completed during the second and third quarters of this year, this sale has enabled us to reduce our outstanding senior debt from $283 million to $62 million. We are also contemplating the sale of our Dixie Bearings new parts operation, the proceeds of which will be used to further reduce senior debt."

         Ben Quevedo, the Company's President and Chief Operating Officer, stated: "We are a much more focused company going forward. The Company will consist of our six MR&O businesses: TIMCO, which, with its five locations, is one of the largest independent providers of heavy aircraft maintenance services in North America; Aerocell Structures, which specializes in the MR&O of airframe components, including flight surfaces; Caribe Aviation, which specializes in the MR&O of hydraulic, pneumatic, electrical and electromagnetic aircraft components; Aircraft Interior Design, which specializes in the refurbishment of aircraft interior components; TIMCO Engine Center, which refurbishes JT8D engines; and TIMCO Engineered Systems, which provides engineering services to our MR&O operations and our customers."

         In connection with the transaction, Aviation Sales and Kellstrom have formed a 50/50 joint venture company, KAV Inventory, LLC ("KAV"), which has acquired from Aviation Sales substantially all of the aircraft and engine spare parts inventory and the whole engine inventory of Aviation Sales' redistribution operation, as well as certain rotable parts inventories from two of Aviation Sales' MR&O

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AVIATION SALES COMPANY COMPLETES SALE OF ITS AIRCRAFT PARTS
REDISTRIBUTION OPERATION TO KELLSTROM INDUSTRIES, INC.                    PAGE 2

operations. A portion of the purchase price received by Aviation Sales at the closing was borrowed by KAV from a syndicate of financial institutions led by Bank of America, N.A., with the balance paid in the form of subordinated notes due after the repayment of such institutional financing. As part of the transactions, KAV consigned the purchased inventory to Kellstrom, and Kellstrom will offer the purchased inventory for sale to its customers.

         As part of the transaction, Kellstrom purchased certain other assets of Aviation Sales' redistribution operation (subject to certain of the liabilities of that operation). Kellstrom also has entered into a sublease of Aviation Sales' 545,000 square foot redistribution center in Miramar, Florida and leased certain other property, plant and equipment. Further, as part of the transaction, Aviation Sales entered into a cooperation agreement with Kellstrom whereby Aviation Sales has agreed to provide repair services for the KAV parts inventory as well as repair services to Kellstrom with respect to Kellstrom's parts inventory, and Kellstrom has agreed to supply parts to Aviation Sales' MR&O operations, on an ongoing basis.

         Mr. Baker further stated: "We look forward to continuing to grow our relationship with Kellstrom, and we expect that they will be a very important business partner for us going forward. The combined Kellstrom/Aviation Sales redistribution operation will be the largest parts redistribution business in the world and will be an important preferred supplier to our operations. Aviation Sales continues to be one of the largest independent MR&O operations in the world. Going forward, the two companies will work together to develop innovative component logistic and repair management programs for our current and future customers."

         Salomon Smith Barney acted as the financial advisor to Aviation Sales in connection with the transaction.

         Aviation Sales Company is a leading independent provider of fully integrated aviation maintenance, repair and overhaul services, including aircraft heavy maintenance, component repair and overhaul and leasing, for major commercial airlines and maintenance and repair facilities.

Aviation Sales Company Safe Harbor Statement:

         This press release contains certain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. A number of factors, including those identified below, could adversely affect the Company's ability to obtain these results: available capital to continue to support and further expand the Company's operations, the Company's ability to acquire adequate inventory and to obtain favorable pricing for such inventory, competitive pricing for the Company's products and services, increased competition in the aircraft spare parts redistribution and MR&O markets, the ability to consummate suitable acquisitions, the continuing ability to effectively integrate acquisitions, economic factors which affect the airline industry, and changes in government regulations. Certain of these risks are described in the Company's filings with the Securities and Exchange Commission (SEC). Copies of the Company's SEC filings are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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